Exhibit 99.2

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA PROVIDES CLINICAL UPDATE ON ARRY-614 FOR MYELODYSPLASTIC SYNDROMES AT THE 2013 AMERICAN SOCIETY OF HEMATOLOGY MEETING

Pronounced Platelet Effect in Transfusion-Dependent Patients

Boulder, Colo., (December 9, 2013) - Earlier today, Array BioPharma Inc. (NASDAQ: ARRY) announced updated clinical safety and efficacy data on ARRY‑614 in patients with myelodysplastic syndromes (MDS) at the 2013 Annual Meeting of the American Society of Hematology.

ARRY-614 is a potent inhibitor of p38/Tie2 with a mechanism of action distinct from drugs currently available to treat MDS. It is being studied in an ongoing dose-escalation trial in IPSS low/intermediate-1 risk MDS patients, representing a population of more than 100,000 patients in developed countries. The dose-escalation portion of the trial established the maximum tolerated dose, and subsequent expansion cohorts have been fully enrolled.

Of patients currently evaluable for efficacy, 21% achieved a Hematologic Improvement, as defined by International Working Group 2006 (IWG). Of particular interest, 44% of platelet-transfusion dependent patients achieved Transfusion Reduction, and 31% achieved Transfusion Independence. Lower risk MDS patients with severe low platelet counts have a particularly poor prognosis. The most common treatment-related adverse events across all doses were rash (39%), nausea (17%), and atrial fibrillation (13%). The majority of these events were mild or moderate in severity.

“The emerging results from this study with ARRY-614 are very promising,” said Guillermo Garcia-Manero, M.D., Professor, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center. “ARRY-614 was generally well tolerated in these lower-risk MDS patients and I am particularly encouraged with the platelet effects observed in patients with thrombocytopenia, including platelet transfusion independence.  Responses were seen in patients for whom hypomethylating agents had failed, a group with no available treatment options.”

“Significant unmet needs remain in the treatment of MDS,” said Michael Needle, M.D., Chief Medical Officer, Array BioPharma.  “ARRY-614 is thought to operate at the progenitor cell level, distinct from currently available therapies, offering a unique mechanism of action for treatment of the cytopenias associated with MDS.”

A PDF of the slides are available on Array's website at www.arraybiopharma.com.

About ARRY-614 for MDS
ARRY-614 is being studied in low/intermediate-1 risk MDS, a population of more than 100,000 patients in developed countries. In a previous study, using a different formulation of ARRY-614, multi-lineage activity was observed with the most promising effects seen in patients with thrombocytopenia and neutropenia, with several platelet transfusion-dependent patients becoming transfusion-independent. Array is evaluating an enhanced formulation of ARRY-614 in the current dose-escalation clinical trial. Pharmacokinetic and pharmacodynamics assays performed as part of the trial have demonstrated improved bioavailability and target coverage relative to the previously-evaluated formulation. Mature data from this trial is expected in 2014.  With these results, Array intends to discuss future development plans with regulatory authorities.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin, within the next year. These programs include the wholly-owned hematology drug, filanesib (ARRY-520), for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and MEK162 (Novartis). For more information on Array, please go to www.arraybiopharma.com
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, and our future plans to progress and develop our proprietary programs. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of December 9, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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